                                                                Exhibit 99(A)(6)

                                                          Translated from Danish


Returadresse: Koncern HR, N0rregade 21, 0900 K0benhavn C
<<NameAndMiddlename>><<Surname>>
<<Adr1>>
<<Adresse>>
<<Adr_3>>
<<Postnr>><<By>>



16 December 2005
Salary number<<RegistrationNumber>>


         OFFER TO PURCHASE TDC - OFFER FOR EXTRAORDINARY EXERCISE OF SHARE OPTIONS AND REDEMPTION OF "UNDER WATER" SHARE OPTIONS".

         As is well known, on 2 December 2005 Nordic Telephone Company ApS ("NTC") made an offer to purchase TDC shares at a price of 382 per share of DKK 5 ("The Offer"). TDC's supervisory board recommended the shareholders to accept the offer.

         The Offer expires on 12 January 2006 at 06.01 hours. If the Offer is effected as planned, TDC will have a new owner at the end of January 2006. A sale of TDC will entail that you may exercise all share options previously granted, cf. "change of ownership" in clause 2.3(i) in your share option agreement(s) with the TDC group ("Early Exercise"). In the share option agreement, Early Exercise is based on implementation during a 30-day period after a change of ownership.

         The Offer from NTC is conditional on NTC obtaining more than 90% of TDC's share capital. If the share options are not exercised until after expiry of the offer period, the shares which you purchase from TDC and typically resell at once cannot be included when the decision is to be made whether NTC has obtained 90% of TDC's share capital.

         To give you the opportunity of receiving the proceeds of the sale of your shares as soon as possible and with reference to the supervisory board's recommendation to the shareholders to accept the offer, the supervisory



         TDC A/S                   Koncern HR                 Internet:
         Hovedkontoret             Ledelse                    www.tdc.dk
         N0rregade 21              N0rregade 21               E-mail:
         0900 K0benhavn C          0900 K0benhavn C           hfe@tdc.dk
         Tlf. 33 43 77 77          Tlf. 33 43 75 00
                                   Fax  33 43 72 59

2

         board has decided that you may exercise your share options which have an exercise price lower than the offer price from NTC ("In the Money Options") for the purchase of TDC shares before the offer period expires on 12 January 2006 at 06.01 hours ("Extraordinary Exercise"). If you accept this offer, you may accept NTC's offer for purchase of shares. The offer is described in detail in the enclosed information letter with appendices.

         In connection with the execution of the acceptance of the offer for Extraordinary Exercise the shares will be deposited on a blocked account with the Danish Securities Centre through Nordea. In this connection Nordea offers to provide bridge financing of the purchase price for the shares until settlement of the purchase offer; Terms and conditions are specified in schedule 4 to the information letter.

         If you have share options with an exercise price higher than the offer price from NTC ("Under water options"), it makes no sense to exercise the share options and accept the offer from NTC. Provided that you accept the offer for Extraordinary Exercise of all your "In the Money Options" (mentioned in the paragraph above), the supervisory board has therefore offered that you may sell your "Under Water Options" back to TDC at a price calculated on the basis of the TDC group's applicable principles on measurement of share options (the Black-Scholes model).

         The offer is contingent on a change of ownership in TDC, as defined in detail in the enclosed information letter with appendices. If there is no change of ownership, the options will be deemed non-exercised, and thus you will still hold the share options. We also refer to the information letter for a detailed description of the specific terms of the offer.

         Further, we enclose the Offer with acceptance form, form 1.1. Further forms can be obtained from HPOL, as separate forms must be used for employee shares held on trust and shares that are not held on trust.

         You may accept the offer by filling in the enclosed:

          -  acceptance form from the Offer, form 1.1,

          -  form on the exercise of "In the Money Options", form 1.3

          -  form on the sale of "Under Water Options", form 2.3

         and return it/them to Group HR (further information to be found on the forms).
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3

         Please note that the acceptance form from the Offer, form 1.1, is only to be filled in with Number of shares, Name and address and Signature (other information is not to be completed, as Nordea opens the account and the account with the Danish Securities Centre and enters other information on the acceptance form).

         If you wish taxation under section 7H of the Danish Tax Assessment Act, you must also fill in/tick off the relevant square on form 1.3. You can read further on the tax consequences in the enclosed memo from Ernst & Young (appendix 3).

         The forms must reach TDC, for the attention of Jeannette Melsen, Group HR, HPOL, Norregade 21, H-403, DK-0900 Copenhagen C, fax 33 43 76 51 NO LATER THAN 3 JANUARY 2006 AT 12.00 (NOON).

         The purchase price for exercise of the "In the Money Options" must be paid (sent) to TDC NO LATER THAN 9 JANUARY 2006, so that the purchase price reaches TDC BY 10 JANUARY 2006 AT 09.00 HOURS (for money transfers from foreign banks 1-2 days additional turnaround time should be expected). If the offer for bridge financing from Nordea is used, Nordea will ensure timely transfer of the purchase price.

         If you do not wish to use the offer for Extraordinary Exercise of your "In the Money Options" or accept the offer to sell your "Under Water Options", you need not take action. Your share options will continue under the existing share option agreements between you and TDC, and you will receive notification on Early Exercise in connection with the realisation of any change of ownership. As regards any "Under Water Options" no offer for buy-back at a price fixed under the Black-Scholes model will be made.

4

         If you have any questions, do not hesitate to contact the Koncern HR, head of department Steen K. Madsen, phone 33 43 76 30 or HR consultant Jeannette Melsen, phone 33 43 72 89.

         Yours sincerely

         Henriette Fenger Ellekrog
         Group HR manager

         Appendices:
          - Information letter with a detailed description of the terms of the offer.
          -  Form 1.1 acceptance form from the Offer
          -  Appendix 1.2 with the detailed terms on early exercise of options
          -  Form 1.3 for the exercise of "In the Money Options"
          -  Appendix 2.2 with calculations for settlement of "Under Water
             Options"
          -  Form 2.3 for the sale of "Under Water Options"
          -  Appendix 3 with a description of tax consequences
          -  Appendix 4 financing offer etc. from Nordea
          -  The offer from NTC

                                                          Translated from Danish


Information to participants in the TDC A/S management option programme

                                                                16 December 2005

In the light of the public tender offer for acquisition of TDC A/S, TDC A/S has decided to give participants in the TDC A/S management option programme the opportunity to exercise their options in TDC A/S and thus gain an immediate benefit from a public offer for acquisition of TDC A/S.

How the options will be exercised depends on whether the exercise price is below the price offered in a public offer (presently DKK 382 per share of DKK 5) ("In the Money Options") or equal to or above the price offered in a public offer ("Under Water Options").

The terms for exercising In the Money Options are described in section 1 below. Exercise of Under Water Options is described in section 2 below and in the schedules attached. The tax effects are described in the enclosed memorandum by Ernst & Young, which also lists contact details for a special hotline (Schedule
3).

1.          EARLY EXERCISE OF UNDER WATER OPTIONS


1.1 TDC A/S offers to the holders of In the Money Options issued under the Management Option Programme (the "Option Holders") that they may exercise In the Money Options for a period from the date hereof and until 3 January 2006. This will allow the Option Holders to use the shares purchased by the exercise of In the Money Options (the "Option Shares") to accept the offer presented by Nordic Telephone Company ApS on 2 December 2005 or any competing offer for acquisition of TDC A/S.

1.2 The terms for this extra exercise opportunity will be essentially the same as for an ordinary exercise of In the Money Options. However, the extra exercise period is contingent on a Change of Control in TDC A/S, as defined in Schedule 1.2. If there is no Change of Control, shares acquired by exercise of In the Money Options will be transferred back to TDC A/S and accordingly, the purchase price and any interest accrued will be reversed. Under those circumstances, In the Money Options will be considered unexercised and will continue on unchanged terms for exercise at a later time in accordance with the ordinary terms and conditions for the options. The terms for the extra exercise period are described in more detail in Schedule 1.2. Any financing costs, including costs for bridge financing, are payable by the Option Holder.

1.3 In the Money Options may be exercised by completing, signing and returning the acceptance form enclosed as Form 1.3 (acceptance form for exercise of In the Money Options) and the Purchase Offer acceptance form enclosed as Form 1.1. Both acceptance forms must be received by TDC A/S BY 3 JANUARY 2006, 12:00 NOON AT THE LATEST, and the purchase price for the shares must be paid, i.e. received by TDC A/S BY 10 JANUARY 2006, 09:00 A.M. AT THE LATEST. If the offer for bridge financing from Nordea Bank Danmark A/S ("Nordea") is used, Nordea will ensure timely transfer of the purchase price.

1.4 If you have ticked the box which concerns Section 7H of the Danish Tax Assessment Act on the form for exercise of share options, you will receive - once the completed acceptance form has been received by TDC A/S, see section 1.3 and acceptance form 1.3 - the usual
            Section 7H tax agreement to be signed by you and subsequently returned to TDC A/S. Reference is made to the memorandum by Ernst & Young on the tax effects of exercising your options.


2.          PREMATURE REDEMPTION OF UNDER WATER OPTIONS


2.1 TDC A/S also offers to purchase (by cash settlement) Under Water Options. The offer is contingent on a Change of Control in TDC A/S, as defined in Schedule 1.2. The offer is also contingent on the Option Holders' acceptance of the offer of early exercise of In the Money Options, cf. section 1.1 above, in respect of all of the Option Holder's Options with an exercise price below the price offered in a public offer.


2.2 The purchase price for Under Water Options will be calculated in accordance with the Black-Scholes model, using the price offered by a third party (presently DKK 382 per share of DKK 5) and the same parameters as applied for the grant of Under Water Options. If the price offered is increased, the purchase price for Under Water Options will be adjusted correspondingly. The price offered for Under Water Options - based on a share price of DKK 382 per share of DKK 5 - can be seen in Schedule 2.2.

2.3 Acceptance of this offer can be made only for all or none of an Option Holder's Under Water Options. The offer may be accepted by completing, signing and returning the acceptance form enclosed as Form 2.3, so that it is received by TDC A/S BY 3 JANUARY 2006 AT THE LATEST. Settlement will take place as soon as possible (probably approx. 14 banking days after a Change of Control has occured) against the simultaneous registration of the lapse of Under Water Options.


2.4 By the acceptance and completion of the offer for cash settlement of Under Water Options, the Under Water Options shall lapse automatically, no further compensation payable.

                                                                    SCHEDULE 1.2

SPECIAL TERMS FOR THE EXERCISE OF IN THE MONEY OPTIONS


Exercise of In the Money Options is contingent on a Change of Control in TDC A/S as defined below. The other terms for the exercise are as follows:

1. In the Money Options for which TDC A/S has received BY 3 JANUARY 2006, 12:00 NOON, AT THE LATEST valid and binding acceptance will be executed on 10 January 2006, provided the purchase price for exercise of In the Money Options has been received by TDC A/S and the Option Shares will subsequently be registered in a separate securities deposit with the Danish Securities Centre for the Option Holder. By payment of the purchase price, ownership, voting rights and other shareholder's rights attached to the Option Shares are transferred to the Option Holder.

2. The Option Shares will be registered in the Danish Securities Centre in an account kept in the name of the relevant Option Holders, and this account will be registered as pledged in favour of Nordea (no pledge amount specified). Nordea is irrevocably authorised and instructed to arrange for the following:


       a) If a Change of Control has not occurred by 28 February 2006 at the latest, the ownership, voting rights and other shareholder's rights attached to Option Shares registered in an account with the Danish Securities Centre will be transferred by Nordea, acting on behalf of the relevant Option Holders, to TDC A/S against payment of the deposited amount including interest accrued, see below. By such transfer to TDC A/S by Nordea on behalf of the Option Holders, the Options will be considered unexercised, leaving the Option Holders with the same number of Options as before the exercise under this offer.

       b) Any dividend distributed on the Option Shares will be deposited into separate accounts with Nordea in pro rata shares proportionate with the Option Shares received by the Option Holders, and these accounts will be registered as being pledged in favour of Nordea on behalf of TDC A/S. The said account will be established in the name of the Option Holder and the balance including any accrued interest will be released against documentation that a Change of Control has occurred no later than 28 February 2006. If Nordea has not received this documentation by 5 March 2006 at the latest, the deposit in the account, including any interest accrued, will be paid to TDC A/S.

       c) Bonus shares and new shares subscribed for on the basis of subscription rights attached to the Option Shares and dividend on such shares must be subject to the same terms and conditions as other Option Shares registered on the account with the Danish Securities Centre and dividend on such shares.


       d) In accordance with the irrevocable authorisation given, Nordea will arrange for the pledge to be cancelled and erased in the Danish Securities Centre against documentation that a Change of Control has occurred by 28 February 2006 at the latest, provided that such documentation has been received by Nordea by 5 March 2006 at the latest.


       e) "Change of Control" means change of ownership as defined in the option agreements concluded between the Option Holders and TDC A/S or its subsidiaries. Change of Control shall be deemed to have taken place immediately before completion of the purchase offer provided (i) that TDC A/S has supplied documentation to show that the third party who has presented an offer for the acquisition of TDC A/S announces in accordance with sections 31 and 32 of the Danish securities Act (vaerdipapirhandelsloven) that the offer will be completed, and (ii) that by such completion the said third party will hold more than 25% of the votes in TDC A/S.

       f) If the purchase price for exercise of In the Money Options is not received by TDC A/S by 10 January 2006 at the latest, Nordea will transfer any Option Shares already transferred to the Option Holders back to TDC A/S.


3. By settlement of the exercise of the Options, (i) the Option Holders' ownership to the Option Shares will be registered in the Danish Securities Centre as described above, and (ii) the purchase price for such Option Shares will be deposited in an account with Nordea in TDC A/S' name, which account will be blocked and subject to the following conditions:


       a) The amount deposited, including any interest accrued, will be paid to TDC A/S at the time of Change of Control, if a Change of Control has taken place by 28 February 2006 at the latest.


       b) If no Change of Control has taken place by 28 February 2006 at the latest, the amount deposited, including any interest accrued, will be paid to the Option Holders in pro rata shares proportionate with the Options exercised by them against the simultaneous transfer of the Option Shares back to TDC A/S.


       By exercising Options, the Option Holder also confirms, authorises and instructs TDC A/S to set up a special deposit account subject to the terms and conditions set out above.

                                                                    SCHEDULE 2.2

              PURCHASE OF UNDER WATER OPTIONS

              TDC offers to buy (and settle in cash) Under Water Options. The offer is conditional upon a Change of Control in TDC as defined in the Schedule "Special Terms for Exercise of In the Money Options". The offer is also conditional upon the Option Holders' acceptance of the offer of early exercise of the Options in respect of all those Options having an exercise price below the price quoted in a public offer.

              The purchase price for such options is calculated on the basis of the Black-Scholes model by using the price offered by the third party (currently DKK 382 per share of DKK 5) and by using the same parameters as used when granting the options.

              The Black-Scholes option value of each grant is calculated as follows:

                  Date of grant          Exercise price        B-S option value
                    01-01-1999               439.00                 33.24
                    01-03-1999               400.00                 45.79
                    05-03-1999               402.00                 45.20
                    01-09-1999               398.00                 49.56
                    18-02-2000               668.00                  9.54
                    01-03-2000               400.00                 51.73
                    01-03-2000               651.00                 10.75
                    03-04-2000               690.00                  8.75
                    13-04-2000               567.00                 18.76
                    23-08-2000               477.17                 34.68
                    01-09-2000               520.00                 27.14
                    01-10-2000               473.72                 35.91

                                                                      SCHEDULE 4

OFFER FROM NORDEA

FINANCING PACKAGE AND DEPOSITS THROUGH NORDEA

Nordea offers each Option Holder a total financing package and deposits through Nordea, comprising the following:

    - provision of a credit facility corresponding to the purchase price for In the Money Options, which is transferred to TDC A/S;

    - provision of a blocked deposit, registration of TDC A/S' rights, creating a pledge in favour of Nordea and opening of a linked yield account;

    - transfer of Option Shares to a new blocked deposit in the name of the Option Holder;

    - sale of Option Shares with 24 January 2005 as the expected value date of the transaction - acceptance of the sale to be given to Nordea, conditional upon the implementation of the purchase offer - on the Option Holder's new account with Nordea;

    - calculation of the credit and transfer of the net proceeds (proceeds from the share sale less brokerage fee and financing costs) to a bank/account number specified by the Option Holder.

Above financing package is offered to each Option Holder on the following terms:

Principal:                     The purchase price

Term: The amount of the credit shall be repaid no later than upon sale of the shares or upon expiry of 3 months after the provision of the credit facility, whichever comes first.

Interest rate:                 Currently 5.00% p.a.

Interest will accrue and be payable in connection with the calculation of the credit. The interest rate is variable and may be changed in line with the bank's general changes in interest rates for private customers.

Start-up costs:                DKK 0.00

Security:                      A pledge on the deposit to which the Option
                               Shares are transferred

Brokerage fee:                 0.25%

DEPOSITS THROUGH NORDEA

Each Option Holder is offered the following deposit set-up:

     - opening of a blocked deposit and registration of TDC A/S's rights and a linked yield account;

     - transfer of Option Shares to a new blocked deposit in the name of the Option Holder;

     - sale of the Option Shares with 24 January 2005 as the expected value date of the transaction - acceptance of the sale to be given to Nordea, conditional upon the implementation of the purchase offer - on the Option Holder's new account with Nordea;

     - calculation of the yield account and transfer of the net proceeds (proceeds from the share sale less brokerage fee) to a bank/account number specified by the Option Holder.

We point out that in this solution the Option Holder shall through his own bank transfer the purchase price for the Option Shares to TDC A/S's account before the Option Shares can be transferred to the Option Holder's new deposit with Nordea.

The above set-up is offered to the Option Holders on the following terms:

Start-up costs:                DKK 0.00

Brokerage fee:                 0.50%